UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ANIXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

ANIXTER INTERNATIONAL INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2007

To the Stockholders of Anixter International Inc.:

      The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 24th Floor, Chicago, Illinois on Thursday, May 17, 2007, at 9:00 a.m., for the purpose of:

(1)	electing 11 Directors;

(2)	ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year 2007; and

(3)	transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.

      The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.

      A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended December 29, 2006 is being mailed to all registered holders. Only one Annual Report and Proxy Statement is being delivered to consenting multiple stockholders sharing an address unless Anixter International Inc. has received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from the Company’s website at http://www.anixter.com/AXECOM/US.NSF/InvestorRelations/Overview. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.

By Order of the Board of Directors

JOHN A. DUL, Secretary

Glenview, Illinois

April 11, 2007

All Stockholders are invited to attend the meeting in person. Whether or not you expect to attend, please date, sign and complete the enclosed proxy and mail it promptly in the postage prepaid envelope provided.

ANNUAL MEETING OF STOCKHOLDERS
VOTING
ELECTION OF DIRECTORS
REPORT OF AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
NON-EMPLOYEE DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
INDEPENDENT AUDITORS AND THEIR FEES
Audit Fees
Audit-Related Fees
Tax Fees
All Other Fees
Pre-Approval Policies and Procedures
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
CONCLUSION

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS
OF ANIXTER INTERNATIONAL INC.

To Be Held May 17, 2007

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc., a Delaware corporation (the “Company,” which as used herein shall mean together with or without its subsidiaries, as the context may require). The Company’s corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to stockholders on or about April 11, 2007. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 17, 2007, at 9:00 a.m., at Two North Riverside Plaza, 24th Floor, Chicago, Illinois, or any adjournment(s) thereof.

      This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, telegram or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co. to assist in the solicitation for a fee of $6,000 plus expenses.

VOTING

      Shares of Common Stock, $1.00 par value, of the Company (“Common Stock”) represented by proxies in the accompanying form which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein and the other proposals.

      Each stockholder has the power to revoke his or her proxy at any time before it is voted by (i) delivering to the Company prior to or at the meeting written notice of revocation or a later dated proxy or (ii) attending the meeting and voting his or her shares in person.

      The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

      As of March 30, 2007, 36,813,851 shares of Common Stock were outstanding. Each holder is entitled to one vote per share.

      A majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the election of directors will be determined by a plurality of the votes. Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting, but neither will be counted as votes cast. A broker “non-vote” occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have discretionary voting authority to do so and has not received instructions as to how to vote on a particular proposal. Brokers have discretionary authority to vote on the election of directors.

      Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification since it is one fewer vote for approval, but a broker non-vote will have no effect.

PROPOSAL 1:

ELECTION OF DIRECTORS

      In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as a director, in either such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of the Company’s by-laws. The current number of directors has been set by the Nominating and Governance Committee at eleven.

      The following table sets forth the name and age as of March 20, 2007 of each director or nominee for director of the Company, the year each director was first elected, his or her position with the Company, his or her principal occupation(s) during the last five years, any other directorships held by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940, family relationships between directors and other directors or executive officers and selected other background information. The term of office of each director will extend until the holding of the next annual meeting of stockholders or until his or her successor is elected and qualified.

Present Principal Occupation or
Employment; Material Positions Held
Name and Age	During Past Five Years

Lord James Blyth, 66
Director of the Company since 1995; Chairman since 2000 of Diageo plc, a beverage company; Vice Chairman since 2004, Partner from 2002 to 2004 and Senior Advisor from 2000 to 2002 of Greenhill Co., an investment bank.

Linda Walker Bynoe, 54
Director of the Company since 2006; President and CEO of Telemat Ltd. since 1995, a project management and consulting firm; Director of Simon Property Group, Inc., Prudential Retail Mutual Funds, Fidelity Life Association and Northern Trust Corporation.

Robert L. Crandall, 71
Director of the Company since 1999; Chairman of the Board of Directors and Chief Executive Officer from 1985 to 1998 of AMR Corporation, an air transportation and diversified services company; Director of Celestica Inc. and Halliburton Company.

Robert W. Grubbs Jr., 50	Director since 1997, and President and Chief Executive Officer since 1998 of the Company; President and Chief Executive Officer of Anixter Inc., a subsidiary of the Company, since 1994.
F. Philip Handy, 62
Director of the Company since 1986; a private investor; Chief Executive Officer since 2001 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Director of Owens Corning, Inc., Rewards Network Inc. and WCI Communities, Inc.

Melvyn N. Klein, 65
Director of the Company since 1985; President of JAKK Holding Corp., a General Partner of the investment partnership GKH Partners, L.P., since 1987; Founder, Melvyn N. Klein Interests; Attorney and counselor-at-law since 1968.

George Muñoz, 55
Director of Company since 2004; Principal since 2001 of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin, Petkus & Muñoz since 2003; President and CEO of Overseas Private Investment Corporation from 1997 to 2001; Director of Marriott International, Inc. and Altria Group, Inc.

Stuart M. Sloan, 63	Director of the Company since 1994; a Principal since 1984 of Sloan Capital Companies, a private investment company; Director of Rite Aid Corp., J. Crew Group, Inc. and Clearwire Corporation.

Present Principal Occupation or
Employment; Material Positions Held
Name and Age	During Past Five Years

Thomas C. Theobald, 69
Director of the Company since 1995; Senior Advisor of Chicago Growth Partners since 2004; Managing Director of William Blair Capital Partners, L.L.C. from 1994 to 2004; Chairman and Chief Executive Officer from 1987 to 1994 of Continental Bank Corporation; Chairman of Columbia Mutual Funds; Director of Jones Lang LaSalle Inc., Ventas Inc. and AMBAC Financial Group.

Matthew Zell, 40
Director of the Company since 2001; Managing Director since 2001 of Equity Group Investments, L.L.C., a private investment company; President from 1990 to 2001 of Prometheus Technologies, Inc. and its predecessor, an information technology consulting firm; Director of Desarrolladora Homex S.A. de C.V. Mr. Zell is the son of Samuel Zell.

Samuel Zell, 65
Director since 1984, and Chairman of the Board of Directors since 1985 of the Company. Chairman of Equity Group Investments, L.L.C., a private investment company, since 1999 and its President since 2006. Mr. Zell was a trustee and Chairman of the Board of Trustees of Equity Office Properties Trust, an equity real estate investment trust primarily focused on office buildings, from October 1996 until its acquisition in February, 2007, its Chief Executive Officer from April 2002 to April 2003, and its President from April 2002 until November 2002. Mr. Zell has been Chairman of the Board of Covanta Holding Corporation (previously known as Danileson Holding Corporation), a waste-to-energy and specialty insurance services company, since September 2005, served as its President, Chairman and CEO July 2002 until December 2004, and was a Director from 1999 until 2004. For more than the past five years, Mr. Zell has been Chairman of the Board of Equity Lifestyle Properties, Inc. (previously known as Manufactured Home Communities, Inc.), an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties; and Chairman of the Board of Capital Trust, Inc., a specialized finance company. Mr. Zell is the father of Matthew Zell.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE

NOMINEES TO THE BOARD OF DIRECTORS

PROPOSAL 2:     RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

      The Audit Committee has re-appointed Ernst & Young LLP to serve as independent auditors subject to the ratification of the Company’s stockholders. For further information regarding Ernst & Young LLP, please reference the Report of Audit Committee and Independent Auditors and Their Fees.

WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2007

CORPORATE GOVERNANCE

Governance Guidelines and Charters

      The operation of the Board of Directors is governed by the Company’s by-laws and Corporate Governance Guidelines. The operations of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by the charters for each committee. The Corporate Governance Guidelines and the committee charters can be viewed on the Company’s website at: http://www.anixter.com/ AXECOM/ US.NSF/ InvestorRelations/ CorporateGovernance. Copies of these documents can be obtained by writing to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026.

Code of Ethics

      The Company has a longstanding Business Ethics and Conduct Policy which is applicable to all employees, directors and officers, including the principal executive officer, the principal financial officer and the principal accounting officer. The Company’s Business Ethics & Conduct Policy can be viewed on the
Company’s website at: http://www.anixter.com/ AXECOM/ US.NSF/ InvestorRelations/CorporateGovernance.
Copies of this document can be obtained by writing to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026.

Director Independence

      The Board determines the independence of its directors by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable rules and Section 303A.02 of the listing standards of the New York Stock Exchange, as well as any other direct or indirect relationship that the director may have with the Company. Independence is determined by the Board after presentation and discussion of questionnaire responses. Based on this procedure, the following directors were found to be independent: Lord Blyth, Linda Walker Bynoe, Robert Crandall, F. Philip Handy, Melvyn Klein, George Muñoz, Stuart Sloan, Thomas Theobald, Matthew Zell and Samuel Zell.

Board of Directors

      The Board of Directors held five meetings in 2006. Each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served. The Company encourages its directors to attend the Annual Meeting of Shareholders. Eleven directors attended the 2006 Annual Meeting of Shareholders.

Executive Sessions and Communication with the Board of Directors and Non-Management Directors

      The Chairman of the Board of Directors presides over executive sessions of the Board. If he is not present, the presiding director for the meeting is selected by the non-management directors present.

      Shareholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management Directors may do so by directing such communications to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and should prominently indicate on the outside of the envelope that it is intended for the board of directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Executive Committee

      The Executive Committee, currently consisting of Samuel Zell (Chair) and Messrs. Crandall and Klein, exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings. The Executive Committee did not meet in 2006.

Audit Committee

      The Audit Committee currently consists of Messrs. Klein (Chair), Crandall, Muñoz and Ms. Bynoe, each of whom are “independent” as defined in Sections 303A.02 and .07 of the listing standards of the New York Stock Exchange and Rule 10A-3(b)(1) of the Securities Exchange Act. Mr. Crandall has been designated as the “audit committee financial expert,” as defined by the Securities and Exchange Commission. Pursuant to its written charter, the Audit Committee provides a general review of the Company’s accounting and auditing procedures, selects its independent auditors, meets with the Company’s independent auditors to review their recommendations, and reviews related party transactions. The Audit Committee held eight meetings in 2006.

Compensation Committee

      The Compensation Committee, currently consisting of Mr. Handy (Chair), Lord Blyth, Ms. Bynoe, Messrs. Crandall, Klein, Muñoz, Sloan and Theobald, each of whom meet the independence requirements of the New York Stock Exchange, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants. The Committee also has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. For the past two years, the Committee has retained PricewaterhouseCoopers as its outside compensation consultant (“Consultant”). The Committee may delegate certain of its activities with regard to the Consultant to the Committee Chair and/or representatives from the Company’s management, as appropriate.

      The Committee operates under a written charter ratified by the Board. The essential functions of the Committee are to:

•	annually ensure that the CEO’s compensation is appropriately linked to corporate objectives, evaluate the CEO’s performance in light of those objectives, and set the CEO’s compensation based on this evaluation

•	annually review and approve the compensation of the Company’s other senior executives, including the executive officers named in this Proxy Statement

•	bear overall responsibility for approving, evaluating, modifying, monitoring and terminating the compensation and benefit plans, policies, and programs of the Company, including all employment contracts, severance and change-in-control agreements, supplemental benefits and perquisites in which executives subject to the Committee’s review participate

•	recommend to the Board new or modified cash or equity-based incentive plans

•	recommend to the Board the form and amount of compensation for non-employee directors

•	review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and Proxy Statement.

      The Committee conducts four regularly scheduled meetings each year, and may call additional meetings as the need arises. The Committee held four meetings in 2006. The Committee Chair establishes the meeting agenda in consultation with the Consultant and management. Any director may request that a matter be placed on the agenda. The Committee receives and reviews materials in advance of each meeting. These materials include information which management or the Consultant believes relevant to the agenda as well as any materials the Committee has requested. The Committee typically meets with the Consultant and certain members of management before excusing management for its regularly scheduled executive sessions.

      The Committee has directly engaged the Consultant to provide: (1) general advisory services in areas consistent with the Committee’s charter, including Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Committee’s determination of the amount and form of director and executive compensation.

      Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives, and evaluating executive performance. Each year, management also provides the Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive, which include all executive officers and persons reporting directly to the Chief Executive Officer. Each executive’s immediate superior is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Committee. Our non-executive Chairman of the Board, in consultation with the Chairman of the Committee, is responsible for providing the recommendation to the Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award and for purposes of this discussion, is deemed to be the Chief Executive Officer’s immediate superior.

      These recommendations are based, in part, on a review of competitive market data provided to management and the Committee by the Consultant. This data shows base salaries, total cash compensation and total compensation at the 50th and 75th percentiles of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Committee as appropriate for benchmarking the compensation of the Company’s senior executives. The Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.

      In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.

      After the non-executive Chairman of the Board and the Chairman of the Committee develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by the Consultant and presented to the Committee for review, discussion, final determination and approval.

Nominating and Governance Committee

      The Nominating and Governance Committee, currently consisting of Mr. Crandall (Chair), Lord Blyth, Ms. Bynoe, Messrs. Handy, Klein, Muñoz, Sloan and Theobald, each of whom meet the independence requirements of the New York Stock Exchange, identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization, and assesses Board performance.

      The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Shareholders. Final approval of any candidate shall be determined by the Board of Directors.

      The Nominating and Governance Committee will consider candidates submitted by shareholders on the same basis as other candidates. Shareholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify the Company’s Secretary no later than 120 days prior to the first anniversary of the date of the most recent annual meeting proxy statement. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the shareholder who is submitting the notice; and a description of all arrangements or understandings between the shareholder who is submitting the recommendation and the proposed nominee. The Nominating and Governance Committee held four meetings in 2006.

Other Matters

      In order to be considered for nomination to the Company’s Board, a nominee may not hold more than five directorships at other public companies unless the nominee gives notice of the intent to resign from the number of boards required to bring the total number of directorships (including the Company) to no more than six. No member of the Company’s Board can hold more than six directorships including the Company’s directorship.

      The Company will pay for directors to attend up to two director education courses per year. Ms. Bynoe and Messrs. Crandall and Theobald have attended accredited courses.

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of the Audit Committee and Compensation Committee Report presented in this Proxy Statement shall not be incorporated by reference into any such filings.

REPORT OF AUDIT COMMITTEE

      Pursuant to the Audit Committee Charter (a copy of which is available on the Company’s website at http://www.anixter.com/ AXECOM/ US.NSF/ InvestorRelations/CorporateGovernance), the function of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

      In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

      We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T). In addition, we discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T), and considered the compatibility of nonaudit services provided by the auditors to the Company with their independence.

      We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent auditors. We held eight meetings during fiscal year 2006.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2006 for filing with the Securities and Exchange Commission. The Committee selects, subject to shareholder ratification, the Company’s independent auditors.

Melvyn N. Klein

Linda Walker Bynoe
Robert L. Crandall
George Muñoz

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our compensation program

      We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives, including those named in the Summary Compensation Table (“named executive officers”), have been and will continue to be essential to the Company’s success. Accordingly, the objectives of our compensation program are to attract and retain talented executives, to recognize past performance and motivate future performance, to incentivize the achievement of objectives designed to enhance shareholder value and to promote ownership in the Company at a reasonable cost to the Company’s investors. To achieve these objectives, we use a variety of compensation elements, including base salary, annual incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.

What our compensation program is designed to reward

      Our compensation program is designed to reward and incent our executives for assuming responsibilities deemed important to the Company’s success, for excelling in the discharge of those responsibilities, for sustaining high levels of performance over extended periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of shareholder value.

The elements of our compensation program

      Base salary, annual incentive awards and equity incentive awards for senior executives are considered together and benchmarked against compensation paid at comparable companies. For a description of our benchmarking methodology and other factors used in determining this compensation, please see the disclosures under Benchmarking below and Corporate Governance — Compensation Committee contained elsewhere herein.

      Base salary: Base salaries are necessary to attract and retain executives in our industry.

      Our Chief Executive Officer, Mr. Grubbs, was paid $900,000 base salary in 2006, which represents an 11.8% increase from his 2005 salary. Mr. Grubbs has been with the Company for 28 years, 12 of them in his current position. This increase was to reward his continued superior performance. Salaries paid to the other named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement, and represent increases ranging from 3.3% to 6.5% over base salaries paid in 2005. These increases were given to reward good performance and, at the higher end of the range, also to move the officer’s pay closer to the benchmark.

      Annual Incentive Awards: The Company provides its managers and executives with annual incentive award plans in order to promote the achievement of certain financial and non-financial objectives deemed important to the creation of value for the Company’s shareholders. Annual incentive award plans for senior executives are provided under the Company’s Management Incentive Plan (“MIP”) approved by shareholders in 2004. Under the MIP, each year the Compensation Committee establishes an award pool equal to 3% of the Company’s operating income before extraordinary and nonrecurring items reported on the Company’s consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each senior executive. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant.

      The MIP was adopted, and approved by the shareholders, to ensure that the full amount of any annual incentive award made under the plan will qualify as performance-based compensation, and therefore be excepted from the $1 million per year limitation placed by Section 162(m) of the Internal Revenue Code on the deductibility for federal income tax purposes of compensation paid to each of the named executive officers.

      Each year, our senior executives receive a written annual incentive plan which enables them to earn an award within the parameters of the MIP. Historically, and in 2006, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating earnings specified in the Company’s annual budget approved by the Board of Directors, (2) the achievement of the rate of return on tangible capital specified in the Company’s approved annual budget, and (3) the achievement of other quantitative or qualitative goals specified in the plan by each executive’s immediate superior.

      The Compensation Committee approved the annual incentive plan for each senior executive in the first fiscal quarter and, with two exceptions, has exercised its discretion to reduce the maximum awards payable to each executive under the MIP to the maximum amount specified in the annual incentive plan, as shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards table. In the case of two senior executives, (who are not named executive officers), the Committee exercised its discretion to pay an annual incentive for 2006 absent the attainment of a portion of their relevant financial performance goals.

      The Company has chosen to reward the achievement of budgeted operating earnings and rate of return on tangible capital because it believes that these items are the most meaningful measures of the Company’s performance. By emphasizing earnings growth over sales growth, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.

      Rate of return on tangible capital is deemed to be an important measure of the Company’s success because the wholesale distribution industry in which the Company competes is working capital-intensive. The Company’s assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to the Company’s profitability.

      Operating earnings and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about the Company’s capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.

      The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his immediate superior to be within the executive’s ability to influence and to be an important contribution to the short and/or long term success of the Company.

      The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. See Grants of Plan-Based Awards table for disclosure of threshold, target and maximum payouts for the named executive officers.

      Because the Company benchmarks total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, management believes that its target annual incentive recommendations are consistent with the Company’s philosophy that senior executives should have a sizable amount of their cash compensation at risk. During the five year period from 2001-2005, annual incentives paid to the named executive officers have ranged from 27% to 152% of their target amounts.

      When the financial results for the year are finalized, calculations of the amounts earned by each of the senior executives pursuant to the terms of his annual incentive plan are prepared by management and furnished to the Compensation Committee and Consultant. Payments for achievement of the operating earnings and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of other quantitative or qualitative objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate superior, subject to approval by the Compensation Committee.

      The target incentive opportunities for the senior executives (including the named executives officers other than Mr. Grubbs) who were selected to participate in the MIP in 2006 were set by the Compensation Committee at the beginning of the year at 38% to 95% of base salary. Seventy to 75% of this opportunity was based on the financial results of the Company and the remainder was based on the achievement of other specified qualitative and/or quantitative goals. The components of the financial results were operating earnings and return on tangible capital, with the weighting dependent upon the senior executive’s responsibilities. Incentive awards for 2006 for these senior executives ranged from 114% to 147% of target incentive opportunities because the Company’s financial goals were exceeded, and the other qualitative and/or quantitative goals in the aggregate of each senior executive were also exceeded.

      Mr. Grubbs’ incentive target opportunity for 2006 was set by the Compensation Committee at 100% of his salary, with 38% of this opportunity determined by the operating earnings of the Company, 37% of this opportunity determined by the Company’s return on tangible capital, and 25% of this opportunity determined by the achievement of other qualitative and/or quantitative goals. Mr. Grubbs was awarded a regular incentive bonus for 2006 of $1,312,500, which represents 146% of his incentive target opportunity because the Company’s financial goals were exceeded and Mr. Grubbs’ other goals were also exceeded.

      Annual incentive awards for the other named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The actual target and payout levels for each of the operating earnings and return on tangible capital objectives are set forth in the discussions following the Grants of Plan-Based Awards table.

      Equity-based Awards: The Company is dedicated to enhancing long-term value for its shareholders, and believes that the best way to ensure its senior executives maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards which vest over a period of years. The Company’s Stock Incentive Plan approved by shareholders in 2006, as well as predecessor plans, provide for various types of awards, including stock options, stock appreciation rights, stock awards, performance shares, stock units, performance units and dividend equivalent rights.

      Until 2003, the Company’s primary method of providing long-term incentives was the granting of non-qualified stock options. In 2003, after considering the number of stock options then outstanding as a percentage of the Company’s outstanding shares, the dilutive effect of these options, and proposed changes in accounting rules which would eliminate or reduce the expense advantage of stock options as compared to other types of equity awards, the Compensation Committee determined that it would begin granting restricted stock units in lieu of additional stock options. From 2003 through 2005, all long-term incentives were provided in the form of restricted stock units.

      In 2006, the Company had achieved its objective of substantially reducing the potential dilution from its equity award program. Additionally, the Company determined that there were several executives whose equity holdings were deemed insufficient to achieve its long-term incentive and retention goals. Accordingly, the Company reintroduced the use of stock options to provide greater leverage in achieving these goals.

      Because the Company benchmarks total compensation for its senior executives rather than equity awards per se, and total compensation includes total cash compensation, recommendations for equity awards can be affected by total cash compensation determinations. However, management believes that its equity award recommendations are consistent with the Company’s philosophy that senior executives should receive a sizable amount of their total compensation as equity in the Company.

      Two other measures are reviewed prior to approving annual equity awards: dilution and value transfer.

      With respect to dilution, the Consultant presents, for each company in the peer group, shares reserved as a percentage of total diluted shares outstanding, along with the percentages associated with the 25th, 50th, 66th and 75th percentiles. Lower percentiles correlate to lower dilution. Based on that data, the Company was between the 25th and 50th percentiles. See Benchmarking below, for identification of the peer group.

      With respect to value transfer, the Consultant presents, for each company in the peer group, the value (as a percentage of market capitalization) of equity grants to all recipients and to the Chief Executive Officer for each of the three most recent years available, and the three year average. Percentages associated with the 25th, 50th, 66th and 75th percentiles are also presented. Lower percentiles correlate to lower award values in relation to market capitalization. Based on that data, the Company was between the 50th and 66th percentiles in average total value transferred in 2004 through 2006, and between the 66th and 75th percentiles in average value transferred to its Chief Executive Officer during the same period. Management also presents the year-end value of all the Company’s outstanding equity awards.

      In 2006, the Compensation Committee granted 54,439 restricted stock units to Mr. Grubbs. Grants of restricted stock units and stock options to the other named executive officers are shown in the Grants of Plan Based Awards table in this Proxy Statement.

      Deferred Compensation: The Company believes that providing a method for employees, including its senior executives, to save for retirement on a tax-deferred basis is important to the Company’s recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the Company’s 40l(k) plan. For certain highly compensated employees, including its senior executives, the Company provides a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their bonus until retirement or other specified future date. The Company pays interest on these deferrals and provides an enhanced crediting rate if the Company meets certain pre-determined financial goals. See the discussion accompanying the Nonqualified Deferred Compensation table in this Proxy Statement.

      Pensions: The Company believes that providing a measure of retirement income to its employees, including its senior executives, is important to the Company’s recruitment and retention goals. Accordingly, certain U.S. employees and employees of certain foreign subsidiaries participate in Company-sponsored plans. For certain highly compensated employees in the U.S., including the named executive officers, the Company provides a non-qualified excess benefit plan which extends the benefit formula in the qualified pension plan to earnings from salary and non-equity incentives which exceed the amount allowed by the IRS to be included in the calculation of benefits from the qualified plan. Additionally, Messrs. Grubbs and Letham participate in a supplemental executive retirement plan (“SERP”) designed to increase their total retirement benefits (qualified plan, excess plan and SERP) at age 65 to 50% of their final average pay. See the discussion accompanying the “Pension Benefits” table in this Proxy Statement.

      Perquisites: Perquisites for senior executives have been very limited in scope and value.

      Historically, the Company had provided company cars for outside salespeople and a broad group of managers and executives. Managers and executives who had company cars were given an allowance upon the discontinuation of this program for non-sales personnel.

      The Company occasionally sponsors business meetings to which spouses of employees are invited. In such instances, the Company will pay, and impute income to the employees, for the reasonable transportation costs of such spouses.

      In 2006, the Company entered into new employment agreements with Messrs. Grubbs and Letham. The Company paid the costs of their joint counsel. Income was imputed to them for these costs.

      The Company’s tax department prepares the Federal income tax returns for Messrs. Grubbs and Letham. Income is imputed to them for the value of this service.

      The Company pays the costs Mr. Grubbs’ membership in two golf clubs. Income is imputed to him for personal use of these clubs.

Termination and Change in Control Payments

      Our employment agreements with Messrs. Grubbs and Letham require the Company to make severance payments to them in the event they terminate their employment for good reason or the Company terminates their employment other than for cause, as described in the agreements. In the event their termination occurs within two years of a change of control, they will receive the same cash payments as if they were terminated without a change of control, but in addition, all of their unvested equity and any unvested portion of their SERP will vest. The Compensation Committee and its independent advisors believe these payments are fair and proper consideration for the agreement of these executives to post-employment restrictive covenants. See Potential Payments Upon Termination or Change in Control for additional discussion of these agreements and payments provided therein.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. It is the policy of the Company to structure its incentive and equity-based compensation in a manner which will avoid the limitations imposed by Section 162(m) to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the Company’s best interest. The Company’s previous grants of stock options under its stock option plans and awards under its Management Incentive Plan qualify as “performance-based compensation” under Section 162(m). Base salary does not by its nature qualify as performance-based compensation under Section 162(m). Restricted stock units granted under the Company’s Stock Incentive Plan generally are not considered performance-based, and may not be fully deductible if paid to an executive officer while he is subject to Section 162(m).

      Section 280G of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation deemed to constitute “excess parachute payments” under that section. Our employment agreements with Messrs. Grubbs and Letham have been structured so that any termination payments will not trigger the application of Section 280G.

Benchmarking

      The Company and the Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the senior executives. The Compensation Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. These companies were chosen from organizations of a similar size, or representative range, of revenues, market capitalization and number of employees and also based on one or more characteristics that they shared in common with the Company, such as similar operational models, business sectors, and selected financial metrics. The companies in the comparison group for 2006 included: Avnet, Inc., Arrow Electronics Inc., R.R. Donnelley & Sons Company, CDW Corporation, W.W. Grainger, Inc., Owens & Minor, Inc., Henry Schein, Inc., United Stationers Inc., Wesco International, Inc., Bell Microproducts, Inc., Airgas, Inc., Patterson Companies, Inc., Acuity Brands, Inc., Brightpoint, Inc., Agilysys, Inc., Watsco, Inc. and MSC Industrial Direct Co., Inc. and Hughes Supply, Inc. Due to its acquisition by The Home Depot, Inc., Hughes Supply will no longer be in the comparison group.

      In setting base salaries, annual incentive targets and equity-based awards for the senior executives, the Compensation Committee considered benchmarking data provided by the Consultant. See Corporate Governance — Compensation Committee for more information on the use of benchmarking.

Stock Ownership Guidelines

      The Company’s directors and senior executives, including the named executive officers, are required to hold equity in the Company valued at a multiple of their base salaries or, in the case of directors, their annual retainer. The value of shares owned, vested stock units and vested stock options is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines. The Company’s Business Ethics and Conduct Policy prohibits hedging against a decline in the Company’s share price.

      The Chief Executive Officer’s required multiple is five times base salary. The multiples for the other senior executives ranges from two to four times base salary. The multiple for directors is three times their annual retainer.

      The value of Mr. Grubbs’ vested equity in the Company at our last fiscal year end exceeded 30 times his base salary — well above the requirement. All other directors and executives subject to these requirements are either above their ownership requirements or are on track to achieve their requirement within the five year timeframe prescribed by our guidelines.

Timing of Awards

      Annual incentive awards for the most recently completed fiscal year are determined by the Committee at its regularly scheduled meeting in February each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.

      Base salaries, annual incentive plans and equity awards for the current year are also determined at the February meeting, after the Board of Directors has approved the operating budgets for the year, the Consultant has provided benchmarking data and management has formulated its recommendations.

      Equity awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. Prior to 2005, awards were generally granted on the date they were approved by the Compensation Committee. Since 2005, awards have been granted on March 1 of each year. The Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued stock units vested. The number of shares or stock units to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of stock on March 1 or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on March 1. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.

Recovery of Awards

      We have employment agreements with Messrs. Grubbs and Letham which give the Company the right of recoupment, if required by law, to the extent compensation, in any form, is awarded or is paid based on the reported financial results of the Company or its affiliates and such financial results are subsequently required to be restated by the Company’s independent auditors. To the extent permitted by law, the Company may seek to recoup any amounts paid to other executives under similar circumstances.

Subsequent Compensation Decisions

      Following the same policies and procedures described in the Corporate Governance — Compensation Committee and Compensation Discussion and Analysis sections of this Proxy Statement, at its February 2007 meeting the Compensation Committee made the following decisions with respect to executive compensation for 2007:

      Base salaries: The salary of our Chief Executive Officer, Mr. Grubbs, was increased 8.3% to $975,000. Salary increases for the other senior executives (including the named executive officers) range from 5.4% to 28.7%.

      Annual Incentive Awards: Mr. Grubbs’ incentive target opportunity for 2007 was increased 8.3% to $975,000. Target incentive opportunity increases for the other senior executives (including the named executive officers) range from 2.0% to 52.6%.

      Equity-based Awards: For 2007, the Compensation Committee determined that senior executives with equity award values of $300,000 or more would receive half of the value of their award in the form of stock options and half in the form of restricted stock units, while senior executives receiving awards valued at less than $300,000 would receive their award in the form of restricted stock units. Mr. Grubbs’ equity award for 2007 was $2,500,024 which was approximately equivalent to his award for 2006. Compared to 2006, equity awards for the other senior executives (including the named executive officers) range from a decrease of 60.3% to an increase of 48.8%.

      Perquisites: The Compensation Committee eliminated perquisites for all executive officers.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006.

F. Philip Handy

Lord James Blyth
Linda Walker Bynoe
Robert L. Crandall
Melvyn N. Klein
George Muñoz
Stuart Sloan
Thomas C. Theobald

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company for the year ended December 29, 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	All Other
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	Compensation ($)	Total ($)

Robert W. Grubbs	2006	900,000	0	1,937,013	104,306	1,312,500	619,486	120,093(5)	4,993,398
President & Chief
Executive Officer
Dennis J. Letham	2006	400,000	0	782,237	39,115	531,250	377,044	19,094(6)	2,148,740
Senior Vice President —
Finance and Chief Financial Officer
John A. Dul	2006	245,000	0	262,474	4,172	141,000	38,666	4,341(7)	695,653
Vice President —
General Counsel and Secretary
Terrance A. Faber	2006	217,500	10,000	143,162	121,228	118,065	34,484	15,971(8)	660,410
Vice President — Controller
Rodney A. Shoemaker	2006	189,000	0	115,433	4,172	104,625	27,415	15,342(9)	455,987
Vice President — Treasurer

(1)	The amounts in this column represent the Company’s expense for the fiscal year ended December 29, 2006 with respect to all outstanding stock units held by each named executive officer, disregarding any adjustments for potential forfeitures, as discussed in Note 1 to the Consolidated Financial Statements contained in the Company’s 2006 Form 10-K.

(2)	The amounts in this column represent the Company’s expense for the fiscal year ended December 29, 2006 with respect to all outstanding stock options held by each named executive officer, disregarding any adjustments for potential forfeitures, as discussed in Note 1 to the Consolidated Financial Statements contained in the Company’s 2006 Form 10-K.

(3)	This column shows the cash bonus the Company awarded under the Management Incentive Plan to each named executive officer for 2006.

(4)	This column includes above market earnings on deferred compensation as follows: $25,367 for Mr. Grubbs; $35,044 for Mr. Letham; $4,762 for Mr. Dul; $765 for Mr. Faber; and $2,511 for Mr. Shoemaker. These amounts represent an enhanced crediting rate on deferred compensation of up to 2 percentage points per year, which is applied when the Company achieves certain financial goals. The Company considers all enhanced crediting to be above market earnings, even though such amounts may be less than the actual definition of above market rate. Amounts shown also include the annual increase for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all Company defined benefit plans as follows: $594,119 for Mr. Grubbs; $342,000 for Mr. Letham; $33,904 for Mr. Dul; $33,719 for Mr. Faber; and $24,904 for Mr. Shoemaker. See Note 11 to the Consolidated Financial Statements contained in the Company’s Form 10-K for an explanation of the assumptions used to value these benefits.

(5)	Includes 401(k) matching contribution, accrued interest on unpaid dividend equivalent related to unvested stock units and perquisites of car allowance, tax preparation assistance, spousal travel (totaling $25,861) and club memberships (totaling $94,232).

(6)	Includes 401(k) matching contribution, accrued interest on unpaid dividend equivalent related to unvested stock units and perquisites of car allowance and tax preparation assistance.

(7)	Includes 401(k) matching contribution and accrued interest on unpaid dividend equivalent related to unvested stock units.

(8)	Includes 401(k) matching contribution, accrued interest on unpaid dividend equivalent related to unvested stock units and perquisite of car allowance.

(9)	Includes 401(k) matching contribution, accrued interest on unpaid dividend equivalent related to unvested stock units and perquisite of car allowance.

Employment Agreements

      The Company is a party to Employment Agreements dated as of January 1, 2006 with Mr. Grubbs and Mr. Letham that provide for certain compensation and benefits during employment:

      Salary: Annual base salary is at least $805,000 for Mr. Grubbs and $385,000 for Mr. Letham. Salary cannot be reduced except with the executive’s consent or in connection with an overall reduction in salary paid to senior executives of the Company as a group.

      Annual Incentives: Each executive is eligible to participate in the Management Incentive Plan, provided that the target bonus amount is at least $775,000 for Mr. Grubbs and $365,000 for Mr. Letham. The target bonus amount cannot be reduced except with the executive’s consent or in connection with an overall reduction in the target bonus paid to senior executives of the Company as a group.

      Other Benefits: Each executive is eligible to participate in the Company’s 2001 Stock Incentive Plan and successor plans in accordance with its terms and is eligible for other employee benefits on the same basis as other similarly situated senior management.

GRANTS OF PLAN-BASED AWARDS

      This table sets forth information for each named executive officer with respect to (1) estimated payouts under non-equity incentive plans in 2006 and (2) restricted stock units and options awarded in 2006.

			Estimated Possible Payouts			All Other
			Under Non-Equity Incentive			Stock	All Other		Grant Date
			Plan Awards(1)			Awards:	Awards:	Exercise or	Fair Value of
						Number of	Number of	Base Price	Stock and
		Committee				Shares of	Securities	of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	Date(2)	($)	($)	($)	Units (#)	Options (#)	($/Sh)	($)(3)

Robert W. Grubbs	3/1/06	2/9/06	225,000	900,000	1,350,000	54,439	0	0	2,519,981
Dennis J. Letham	3/1/06	2/9/06	93,750	375,000	562,500	18,146	0	0	839,978
John A. Dul	3/1/06	2/9/06	25,000	100,000	150,000	7,712	0	0	356,988
Terrance A. Faber	3/1/06	2/9/06	21,250	85,000	127,500	0	40,000	46.29	842,800 (4)
Rodney A. Shoemaker	3/1/06	2/9/06	18,750	75,000	112,500	2,916	0	0	134,982

(1)	Payouts under the Management Incentive Plan were based on performance in 2006, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2006. Actual amounts paid under the Management Incentive Plan for 2006 are reflected in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

(2)	The Compensation Committee approved equity based awards on February 9, 2006 for grant on March 1, 2006.

(3)	Calculated in accordance with FAS 123(R) and represents the total projected expense to Company of grants made in 2006.

(4)	The stock options granted to Mr. Faber in 2006 vest over a six year period. The exercise price of the option award is $46.29, which represents the Company’s closing stock price on the grant date. The weighted-average fair value of the 2006 stock option grant was $21.07 per share which was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 34%; expected dividend yield of zero; risk-free interest rate of 4.6%; and an average expected life of 7 years.

Management Incentive Plans

      For 2006, the Compensation Committee approved annual incentive awards composed of three components: Operating Earnings, Return on Tangible Capital and individual objectives. The Compensation Committee also set a target bonus amount for each executive officer ranging from 38% to 100% of base salary.

      Seventy to 75% of each executive officer’s bonus opportunity is based on the two financial components. An Operating Earnings target is set each year by the Compensation Committee. If the Company reaches 85% of the Operating Earnings target, the executive is eligible for a threshold amount of 25% of the Operating Earnings component of the award, with increases in payout as Operating Earnings reaches the target. Exceeding the target will result in payments above the target, up to 150% of the target. Similarly, a Return on Tangible Capital target is set each year by the Compensation Committee along with a threshold amount (paying 25% of the target amount) and a maximum amount (paying 150% of the target amount). The annual incentive plans for the named executive officers include target and payout levels for each financial component as follows:

Operating Earnings
Target: $220,668,000
% of Target Achieved	Multiplier

Less than 85%	.0
85%	.25
100%	1.0
108% or more	1.5

Return on Tangible Capital
Target: 21.8%
% of Target Achieved	Multiplier

Less than 87%	.0
87%	.25
100%	1.0
108% or more	1.5

      For each component, a prorata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum. The remaining portion of the bonus opportunity is based on achievement of individual objectives, which are determined subjectively by the executive’s immediate supervisor, or by the Chairman of the Board in consultation with the Chairman of the Compensation Committee in the case of the Chief Executive Officer. The aggregate bonus award normally ranges from zero to 150% of the target bonus opportunity. See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement.

Restricted Stock Units

      Restricted stock units were granted under the Company’s 2001 Incentive Stock Plan. One-third of the units vests on each anniversary of the grant date beginning with the second anniversary of the grant date. Units convert to an equal number of unrestricted shares of common stock on the date they vest, except that with respect to units granted in 2005 and later years, executive officers covered by Section 162(m) of the Internal Revenue Code may make an advance election to select the date as of which their vested units will be settled in stock. Holders of restricted stock units have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the Company until the units vest.

Stock Options

      Stock options were granted under the Company’s 2001 Incentive Stock Plan. Options granted in 2006 vest in thirds on each anniversary of the grant date beginning with the fourth anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

      This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of December 29, 2006 and (2) each outstanding restricted stock unit that has not vested as of December 29, 2006.

					Stock Awards

	Option Awards				Number of
					Shares or	Market
	Number of	Number of			Units of	Value of
	Securities	Securities			Stock	Shares or
	Underlying	Underlying			That Have	Units of
	Unexercised	Unexercised	Option	Option	Not	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Vested	Have Not
Name	Exercisable(1)	Unexercisable(2)	Price ($)	Date(3)	(#)(4)	Vested ($)(5)

Robert W. Grubbs	151,866	0	10.85	03/01/2009	154,439	8,386,038
	175,482	0	17.47	02/18/2010
	350,965	0	21.54	02/14/2011
	233,977	0	22.39	02/21/2012
Dennis J. Letham	36,486	0	14.91	02/18/2008	63,479	3,446,910
	58,494	0	10.85	03/01/2009
	76,042	0	17.47	02/18/2010
	105,289	0	21.54	02/14/2011
	87,741	0	22.39	02/21/2012
John A. Dul	1,435	0	14.91	02/18/2008	20,545	1,115,594
	5,849	0	10.85	03/01/2009
	5,849	0	17.47	02/18/2010
	5,849	0	21.54	02/14/2011
	9,359	0	22.39	02/21/2012
Terrance A. Faber	5,381	0	21.54	02/14/2011	11,834	642,586
	9,359	0	22.39	02/21/2012
	0	40,000	46.29	03/01/2016
Rodney A. Shoemaker	1,170	0	10.85	03/01/2009	9,416	511,289
	4,680	0	17.47	02/18/2010
	5,849	0	21.54	02/14/2011
	9,359	0	22.39	02/21/2012

(1)	Stock options in this column vest in 1/4 increments beginning on the first anniversary of each grant date.

(2)	Stock options in this column vest in 1/3 increments beginning on the fourth anniversary of each grant date.

(3)	Each option was granted 10 years prior to the expiration date shown in this column. No options were granted in 2003, 2004 or 2005.

(4)	Restricted stock units vest in 1/3 increments on the second, third and fourth anniversary dates of each grant date. The unvested units will vest as follows:

Unit Vesting

Name	2/11/2007	3/1/2007	3/17/2007	2/11/2008	3/1/2008	3/1/2009	3/1/2010

Robert W. Grubbs	13,334	20,000	13,333	13,333	38,146	38,147	18,146
Dennis J. Letham	6,666	8,667	6,000	6,667	14,715	14,715	6,049
John A. Dul	1,500	2,833	1,333	1,500	5,405	5,403	2,571
Terrance A. Faber	1,334	2,667	1,167	1,333	2,666	2,667	—
Rodney A. Shoemaker	1,000	1,167	1,000	1,000	2,138	2,139	972

(5)	Represents the value of shares of common stock covered by the restricted stock units, using the closing price of the common stock on December 29, 2006.

OPTION EXERCISES AND STOCK VESTED

      This table sets forth information relating to (1) the exercise of stock options during 2006 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of shares of common stock acquired during 2006 as a result of the vesting of restricted stock units and (4) the value of those vested shares.

	Option Awards		Stock Awards

	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

Robert W. Grubbs	308,579 (3)	11,757,361	26,667	1,197,948
Dennis J. Letham	54,658	2,044,438	12,667	569,105
John A. Dul	5,000	199,148	2,834	127,328
Terrance A. Faber	0	0	2,499	112,279
Rodney A. Shoemaker	3,510	118,533	2,000	89,845

(1)	Represents the difference between the price at which the shares acquired upon exercise of the option are sold and the exercise price, multiplied by the number of shares of common stock covered by the options exercised. Each executive immediately sold all shares acquired on exercise.

(2)	Represents the value of the common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of the stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of the stock on the NYSE, if the vesting date is not a trading day.

(3)	193,029 of these options, valued at $7,400,979, were required to be exercised and sold pursuant to the terms of a qualified domestic relations order.

PENSION BENEFITS

      The Company provides defined benefit pension benefits under the Company’s Pension Plan, Excess Benefit Plan and the Supplemental Executive Retirement Plan (“SERP”). This table shows (1) the years of service credited to each named executive officer under the plans and (2) the present value of the accumulated benefit payable under each plan to each named executive officer upon retirement at age 65.

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Year ($)

Robert W. Grubbs	Anixter Inc. Pension Plan	29.00	1,359,849	0
	Anixter Inc. Excess Benefit Plan	29.00	772,509	0
	Anixter Inc. SERP	29.00	728,568	0
Dennis J. Letham	Anixter Inc. Pension Plan	13.92	550,857	0
	Anixter Inc. Excess Benefit Plan	13.92	115,060	0
	Anixter Inc. SERP	13.92	1,205,103	0
John A. Dul	Anixter Inc. Pension Plan	17.83	174,617	0
	Anixter Inc. Excess Benefit Plan	17.83	15,476	0
Terrance A. Faber	Anixter Inc. Pension Plan	6.83	103,775	0
	Anixter Inc. Excess Benefit Plan	6.83	14,577	0
Rodney A. Shoemaker	Anixter Inc. Pension Plan	20.83	145,675 (3)	0
	Anixter Inc. Excess Benefit Plan	20.83	6,984	0

(1)	The number of years of service credited to the named executive officer under the specified plan, computed as of December 29, 2006 which is the same measurement date used for financial statement reporting purposes in the Company’s 2006 Form 10-K.

(2)	The actuarial present value of the named executive officer’s accumulated benefits under the applicable plan, computed as of the same December 29, 2006 measurement date used for financial statement reporting purposes in the Company’s 2006 Form 10-K.

(3)	Mr. Shoemaker’s amount includes the present value of $4,096, which has been earned under the Itel Corporation Pension Plan. Mr. Shoemaker’s years of credited service includes 7.33 years credited under the Itel Plan, which was merged into the Anixter Plan on January 1, 1994.

Pension Plan and Excess Plan

      The Pension Plan is a tax-qualified pension plan covering all US employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The monthly benefit formula for all employees hired prior to June 1, 2004 provides an amount equal to the employee’s years of continuous service (not to exceed 30) multiplied by the sum of 0.65% of the portion of the employee’s Final Average Pay that is less than or equal to 1/12 of the employee’s Covered Compensation (an amount specified in the Pension Plan based on year of birth), plus 1.3% of the portion of the employee’s Final Average Pay in excess of 1/12 of the employee’s Covered Compensation. Final Average Pay means the highest average monthly salary and regular bonus paid during a 60-consecutive month period occurring in the 120-month period prior to termination of employment, taking into account the applicable Internal Revenue Code limits. The monthly benefit formula for employees hired on or after June 1, 2004 is the sum of 0.15% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 0.20% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater.

      The Excess Plan is available to US employees recommended by the Chief Executive Officer and approved by the Compensation Committee. It utilizes the same benefit formula in the Pension Plan, except that the formula is applied to the portion of the Final Average Pay that cannot be taken into account under the Pension Plan due to Code limits. The purpose of the Excess Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full Final Average Pay.

      A participant is eligible to receive a retirement benefit under the Pension Plan and the Excess Plan after completing five years of service. The normal retirement age for receiving full benefits under the Pension Plan and the Excess Plan is 65. After attaining age 55, employees may retire and elect to receive early payment, although the amounts paid are actuarially reduced to reflect the longer payment period. An employee who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). The Company does not grant extra years of credited service under the Pension Plan or Excess Plan. Participants in the Pension Plan and the Excess Plan may elect to receive payments as follows: single life annuity, 10-year certain with life annuity, joint and survivor annuity and joint and contingent annuity. Currently, Terrance Faber and Dennis Letham are eligible to receive early retirement payments under the Pension Plan and the Excess Plan.

SERP

      Effective as of August 4, 2004, Mr. Grubbs and Mr. Letham participate in the SERP. Under the SERP, Mr. Grubbs is eligible to receive a monthly normal retirement benefit when he retires at age 65 equal to 50% of his Final Average Pay, offset by the monthly retirement benefits payable to him under Social Security, the Pension Plan and Excess Plan. Mr. Grubbs can elect to commence receiving his benefits as early as his retirement at age 54, in which case his SERP benefit will be actuarially reduced (using the factors set forth in the Pension Plan), subject to a minimum annual benefit of $550,000. Under the SERP, Mr. Letham is eligible to receive a monthly normal retirement benefit at his retirement at age 65 equal to 50% of his Final Average Pay, offset by the monthly retirement benefits payable to him under Social Security, the Pension Plan and Excess Plan. Mr. Letham can elect to commence receiving his benefits as early as his retirement at age 55, in which case his retirement benefit will be actuarially reduced (using the factors set forth in the Pension Plan). Benefits vest over a five year period. The estimated annual benefits payable to Mr. Grubbs at age 54 is $550,000 and to Mr. Letham at age 65, based on the current Final Average Pay and credited service under the Pension and the Excess Plans, is $322,950. Mr. Letham is currently eligible to receive early retirement benefits under the SERP.

Assumptions

      The assumptions used in calculating the present value of the accumulated benefits under the Pension Plan, Excess Plan and SERP are set forth in Note 11 to the Company’s Consolidated Financial Statements contained in the Company’s 2006 Form 10-K.

NONQUALIFIED DEFERRED COMPENSATION

Deferrals under the Company’s Deferred Compensation Plan

      This table shows information regarding each named executive officer’s benefit under the Company’s Deferred Compensation Plan (“DCP”).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last	in Last	Last	Distributions	Last
Name	FY ($)(1)	FY ($)	FY ($)(2)	($)	FYE ($)(3)

Robert W. Grubbs	0	0	110,429	1,228,676	1,339,041
Dennis J. Letham	0	0	152,514	0	1,849,882
John A. Dul	75,250	0	20,200	0	251,256
Terrance A. Faber	0	0	3,329	0	40,380
Rodney A. Shoemaker	15,000	0	10,808	0	138,338

(1)	These amounts are reflected in the Summary Compensation Table, either as “Salary” or “Non-Equity Incentive Plan Compensation.”

(2)	The following amounts are reflected as above market earnings in the “Change in Pension Value” and “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Grubbs $25,367; Mr. Letham $35,044; Mr. Dul $4,762; Mr. Faber $765 and Mr. Shoemaker $2,511.

(3)	The following amounts have been reported as compensation in prior Summary Compensation Tables: Mr. Grubbs $773,793; Mr. Letham $996,771; Mr. Dul $199,213; Mr. Faber $29,597; and Mr. Shoemaker $108,829. The remaining amounts, which represent market rate of earnings, have not been previously reported.

      Selected employees are eligible to participate in the DCP. Under the DCP, employees may defer up to 50% of base salary and up to 100% of bonus. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three month average of the previous quarter’s 10 year Treasury Note rate. This rate was designed to approximate the Company’s long-term borrowing rate. For 2006, the average crediting rate was 6.66%. Active participants are eligible to receive an enhanced crediting rate of up to 2 percentage points per year if the Company exceeds certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2006, the enhanced crediting rate paid was 2 percentage points.

      All deferrals must remain in the DCP for at least five years from deferral date, except for terminations due to retirement, disability, death, or terminations within 48 months of a change in control of the Company. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, participants receive a lump sum on the first of the calendar year two years following employment termination. Participants terminating prior to age 55 may elect to defer receipt of pre-2005 balances to a specified date not later than age 55. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10% penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship.

      Employees may change their elections with respect to the form and timing of distributions, with such changes becoming effective 2 calendar years after the election change. For post-2004 accounts, the election may be changed up to 12 months prior to the scheduled distribution, provided that any change must defer the distribution for at least five years beyond the date of the currently scheduled distribution.

Deferrals under the 2001 Stock Incentive Plan

      This table shows information regarding each named executive officer’s benefit for deferrals under the Company’s 2001 Stock Incentive Plan (“SIP”).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last	in Last	Last	Distributions	Last
Name	FY ($)	FY ($)	FY ($)(1)	($)	FYE ($)(2)

Robert W. Grubbs	0	0	23,935	0	41,574
Dennis J. Letham	0	0	10,944	0	19,010
John A. Dul	0	0	3,009	0	5,227
Terrance A. Faber	0	0	2,762	0	4,798
Rodney A. Shoemaker	0	0	1,587	0	2,757

(1)	The amounts are the interest accrued on dividend equivalents allocated to unvested Stock Units.

(2)	The amounts are the interest accrued on dividend equivalents allocated to unvested Stock Units. None of these amounts have been reported as compensation in previous Summary Compensation Tables.

      Restricted stock units are granted under the Company’s 2001 Incentive Stock Plan. One-third of the units vests on each anniversary of the grant date beginning with the second anniversary of the grant date. Units generally convert to an equal number of unrestricted shares of common stock on the date they vest and are paid to the holder of the unit at such time. Holders of stock units are credited with dividend equivalents at the time dividends are paid. The deferred dividend equivalents are credited annually with interest at a rate equal to 5% per year until the units vest, at which time the dividend equivalents and accrued interest are paid to the executive. The interest credited on the unvested portion of executives’ stock units is reflected in the “Aggregate Earnings in Last FY” column above.

      Executive officers covered by Section 162(m) of the Internal Revenue Code may make an advance election to defer receipt of the stock units granted in 2005 and later years to a date later than the date on which the units vest, although they receive the related accrued dividend equivalents and interest at the time the units vest. At the later date selected by the executive, the units are converted to unrestricted shares of common stock and paid to the executive. Any dividend equivalents accruing after the vesting date are paid to the executive at the time they are accrued. The first deferral of stock units pursuant to such an election will not occur until 2007, when the first portion of the grants made in 2005 vest.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

      The Company has Employment Agreements with Mr. Grubbs and Mr. Letham that provide benefits upon certain terminations of employment, including termination following a change in control of the Company. These benefits are in addition to the benefits to which they would be entitled upon a termination of employment generally, such as the vested retirement benefits described in the Pension Benefits and Nonqualified Deferred Compensation Sections of this Proxy Statement, and stock options and restricted stock units that have vested prior to termination.

Employment Agreements

      If the executive terminates his employment with the Company for good reason or if the Company terminates the executive’s employment for other than cause, the executive is entitled to the following benefits: (i) payment of a pro rata portion of his bonus for the year in which termination occurs, (ii) payment of his salary for the next two years, (iii) payment of a termination bonus equal to the sum of the bonuses paid to the executive for the two fiscal years preceding the fiscal year in which the termination occurs, (iv) any restricted stock units and stock options that would have vested during the 180-day period following the date of termination will be deemed vested as of such termination date, and (v) his medical insurance coverage will continue for two years after termination (or if earlier, until he is eligible for coverage under a group health plan of another employer), with COBRA coverage available at the end of the second year. In addition, if such termination of employment occurs within two years of a change in control of the Company, all of the executive’s restricted stock units and stock options and any unvested portion of the SERP will vest immediately. The amounts due to the executive as described above shall be limited if such payments would constitute “excess parachute payments” within Section 280G of the Internal Revenue Code, so that the executive shall not receive benefits greater than 333% of the “base amount” (as defined in Section 280G of the Code) or 299.99% of the “base amount” plus $100,000.

      For purposes of the Employment Agreements:

•	A change of control will occur if any third person (other than Samuel Zell and his affiliates) acquires more than 50% of the Common Stock of the Company, there is a shareholder approved complete liquidation or dissolution of the Company, there is a sale of all or substantially all the assets of the Company, there is a merger, consolidation or similar event and 50% or less of the outstanding common stock prior to such event is held by the same persons after the event, or if the majority of the directors of the Company is comprised of individuals who were not directors on January 1, 2006 or were not nominated by the previous Board.

•	Good reason includes a material breach of the agreement by Company, a material adverse change in the executive’s title or authority, the assignment to the executive of duties which are inconsistent with the duties historically defined, changing to whom the executive reports, and the relocation of the Company’s principal business office to more than 100 miles from its current location within two years of a change in control.

•	Cause includes illegal or unethical acts or omissions by the executive that could materially injure the Company or that the Board determines to be a detriment to the executive’s position or his ability to perform, willful and material breach of executive’s fiduciary obligations or of the contract, or willful failure or refusal to follow the lawful and good faith directions of the Board.

      Each contract contains restrictive covenants that remain in effect until the end of the two-year severance period. The restrictive covenants prohibit the executive from (i) the solicitation for employment of any Company employees or former employees employed within six months of the solicitation; (ii) directly or indirectly engaging or assisting any person in engaging in any activities competitive to the Company; (iii) attempting to divert, solicit or assist others in soliciting a current or prospective customer, supplier, contractor or service provider of Company or an affiliate; and (iv) making any critical or disparaging comments about the Company or an affiliate.

      The following table shows the amounts that would be paid to the executives assuming a qualifying termination of employment occurred at fiscal year end.

Termination Payments	Robert W. Grubbs	Dennis J. Letham

Termination With Change of Control(1)
— Pro-Rata Bonus	$1,312,500	$531,250
— Salary	1,800,000	800,000
— Termination Bonus	2,062,500	1,035,575
— Vesting of all options/units	8,386,038	3,446,910
— Medical Insurance	14,315	8,849
— Accelerated Vesting of SERP	3,106,871	462,266
Termination Without Change in Control(2)
— Pro-Rata Bonus	$1,312,500	$531,250
— Salary	1,800,000	800,000
— Termination Bonus	2,062,500	1,035,575
— Vesting of options/units that vest within 180 days of termination	2,534,018	1,158,382
— Medical Insurance	14,315	8,849

(1)	Termination for good reason by the executive or without cause by the Company within two years following a change in control of the Company. Includes 12 months’ pro rata bonus valued at full value actually received for 2006, two years’ payment of salary, termination bonus equal to the two bonuses actually paid prior to fiscal year end, the value of the vesting of all unvested stock units and options at the year end closing price for the Company’s Stock, the Company’s portion of two years of medical coverage and the accelerated vesting of the SERP. The amounts for accelerated vesting of the SERP represent the difference between the present value of payments to be received under the SERP (a) if fully vested; less (b) the benefit accrued as of fiscal year end, using the valuation assumptions used for financial statement reporting purposes in the Company’s 2006 Form 10-K.

(2)	Termination for good reason by the executive or without cause by Company at any time. Includes 12 months’ pro rata bonus valued at full value actually received for 2006, two years’ payment of salary, termination bonus equal to the two bonuses actually paid prior to fiscal year end, the value of the vesting of any stock units and options that would occur within 180 days of termination, valued at the year end closing price for the Company’s Stock and the Company’s portion of two years of medical coverage.

      The vesting of unvested stock units and options does not involve any payments by the Company. The medical coverage is paid directly by the Company. An amount equal to 25% of the termination bonus and salary is payable on the seventh month following termination, and 4.266667% of such amount is payable each month thereafter, ending 24 months after termination. (If payments are not subject to Code Section 409A(a)(2)(B)(i), then payments are made in 24 equal monthly installments beginning on the first day of the month following termination.)

NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)(1)	($)(2),(3)	Total ($)

Lord James Blyth	32,500	125,066	157,566
Linda Walker Bynoe	53,500	125,066	178,566
Robert L. Crandall	65,500	125,066	190,566
F. Philip Handy	32,500	125,066	157,566
Melvyn N. Klein	68,000	125,066	193,066
George Muñoz	60,500	125,066	185,566
Stuart M. Sloan	39,500	125,066	164,566
Thomas C. Theobald	30,000	125,066	155,066
Matthew Zell	12,500	125,066	137,566
Samuel Zell	0	200,115	200,115

(1)	Directors are not paid an annual cash retainer. Directors who are employees of the Company do not receive Director Fees. Amounts shown include (i) $2,500 for each Board, Compensation Committee and Nominating and Governance Committee meeting attended and a $5,000 annual retainer for the chair of each such committee, and (ii) $3,500 for each Audit Committee meeting attended and a $10,000 annual retainer for the chair of the Audit Committee.

(2)	All non-employee directors except the Chairman receive an annual retainer of $125,000 paid quarterly in stock units. The Chairman of the Board receives an annual retainer of $200,000 also payable in quarterly increments. The stock units convert to Common Stock at a pre-arranged time selected by each director. The annual retainer was paid in quarterly increments by dividing one-fourth of the annual retainer by the closing price of the stock on the last trading day before the grant date. Due to rounding of grants upward to whole shares, amounts reflected in the Company’s expensed cost of the stock units slightly exceeds the stated retainer. The Company expenses the units completely in the year of grant.

(3)	No director options are outstanding. The following stock awards were outstanding at fiscal year end for each non-employee director:

Vested Outstanding Stock
Name	Units not Converted to Stock

Lord James Blyth	31,694
Linda Walker Bynoe	2,666
Robert L. Crandall	21,814
F. Philip Handy	4,959
Melvyn N. Klein	10,794
George Muñoz	4,282
Stuart M. Sloan	4,282
Thomas C. Theobald	6,990
Matthew Zell	16,070
Samuel Zell	26,448

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

      Lord James Blyth, Linda Walker Bynoe, Robert Crandall, F. Philip Handy, Melvyn Klein, George Muñoz, Stuart Sloan and Thomas Theobald were members of the Compensation Committee of the Board of Directors in 2006.

      During the year ended December 29, 2006, no person who is or was formerly an officer or employee of the Company or any of its subsidiaries served as (i) a member of the Compensation Committee; (ii) a member of the compensation committee (or other board committee or full board performing equivalent functions) of another entity, one of whose executive officers served on the Board of Directors of the Company; or (iii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of March 30, 2007, certain information with respect to the Common Stock that may be deemed to be beneficially owned (including options exercisable within 60 days) by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors and officers as a group.

			Options
	Common		for Common		Percent
	Stock		Stock	Total	of Class

Name of Beneficial Owner(1)
Lord James Blyth	32,270	(2)	—	32,270	*
Linda Walker Bynoe	5,242	(3)	—	5,242	*
Robert L. Crandall	24,390	(4)	—	24,390	*
F. Philip Handy	94,330	(5)	—	94,330	*
Melvyn N. Klein	43,770	(6)	—	43,770	*
George Muñoz	8,266	(7)	—	8,266	*
Stuart Sloan	67,800	(7)	—	67,800	*
Thomas C. Theobald	66,175	(8)	—	66,175	*
Matthew Zell	22,146	(9)	—	22,146	*
Samuel Zell	5,240,766	(10)	—	5,240,766	14.2%
Robert W. Grubbs	219,762	(12)	856,290	1,076,052	2.9	% (11)
Dennis J. Letham	127,813	(13)	353,048	480,861	1.3	% (11)
John A. Dul	23,645	(14)	28,341	51,986	*
Terrance A. Faber	17,398	(15)	14,740	32,138	*
Rodney A. Shoemaker	12,812	(16)	21,058	33,870	*
All directors and executive officers as a group including the above named persons	6,018,540		1,288,685	7,307,225	19.2	% (11)

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes 32,270 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(3)	Includes 3,242 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted and 2,000 shares owned by Ms. Bynoe’s husband to which Ms. Bynoe disclaims beneficial ownership.

(4)	Includes 22,390 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(5)	Includes 5,535 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(6)	Includes 11,370 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(7)	Includes 4,858 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(8)	Includes 7,566 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted and 3,000 shares held in trust for children to which Mr. Theobald disclaims beneficial ownership.

(9)	Includes 16,646 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(10)	The shares of Common Stock shown in this table include: 1,000 shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell; 4,647,147 of such shares are owned by Samstock/ SIT, L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”). 55,588 of such shares are owned by Samstock/ ZFT, L.L.C., whose sole member is ZFT Partnership, of which the general partners are the Zell Trusts. 55,587 shares are owned by Samstock/ Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts. The trustee of the Zell Trusts is Chai Trust Company, L.L.C. (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such common shares. 285,000 of such shares are owned by Samstock/ SZRT, L.L.C., whose sole member is the Samuel Zell Revocable Trust. Mr. Zell is sole trustee and beneficiary of the Samuel Zell Revocable Trust. 169,075 shares and 27,369 common stock units are owned directly by Mr. Zell. Common stock units convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted. (See “Security Ownership of Principal Stockholders” below).

(11)	All options exercisable within 60 days of the date of this table which may be deemed to be beneficially owned by the person or persons for whom the calculation is being made are deemed to have been exercised for the purpose of calculating this percentage.

(12)	Includes 148,281 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(13)	Includes 59,427 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(14)	Includes 17,750 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(15)	Includes 10,768 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

(16)	Includes 8,464 common stock units which convert to Common Stock on a 1 for 1 basis at the time determined when the stock units were granted.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of March 30, 2007 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of Outstanding	Outstanding	for Future Issuance
	Options, Warrants,	Options, Warrants,	Under Equity
	and Rights	and Rights	Compensation Plans(4)

Equity compensation plans approved by security holders	3,199,708	23.90 (3)	1,634,595
Equity compensation plans not approved by security holders:
2001 Mid-level stock option plan	162,934 (1)	21,54	0
1998 Mid-level stock option plan	5,411 (2)	14.91	0

Total	3,368,053	23.73	1,634,595

(1)	Pursuant to this Plan, the Compensation Committee of the Board of Directors can approve the grant to mid-level employees of options to purchase up to 700,000 shares of the Company’s Common Stock (“Shares”). The exercise price of the option shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, no person may be granted options to purchase more than 25,000 Shares, no options may be granted to any officer and no options may be granted after the 2001 annual meeting of the Company’s stockholders. Options granted vest annually in fourths beginning on the first anniversary of the grant date.

(2)	Pursuant to this Plan, the Compensation Committee of the Board of Directors can approve the grant to mid-level employees of options to purchase up to 360,500 shares of the Company’s Common Stock (“Shares”). The exercise price of the option shall not be less than 85% of the fair market value of a corresponding number of Shares as of the date of grant, no person may be granted options to purchase more than 5,000 Shares and no options may be granted after December 31, 1998. Options granted vest annually in fourths beginning on the first anniversary of the grant date.

(3)	Excludes from the weighted-average price (but not from the number of securities to be issued upon exercise of outstanding options, warrants and rights) 786,906 stock units that have been granted at no cost to the participant.

(4)	Shares represented in this column are available under the 2001 Stock Incentive Plan and 2006 Stock Incentive Plan.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

      The following table sets forth information as of March 30, 2007 with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

Title	Name and Address of	Amount and Nature of	Percent
of Class	Beneficial Owner	Beneficial Ownership	of Class

Common	Ariel Capital Management LLC	6,959,240(1)	18.9%
	200 East Randolph Drive
	Suite 2900
	Chicago, Illinois 60601
Common	Samstock/SZRT, L.L.C.	285,000(2)	14.2%
	Samstock/SIT, L.L.C.	4,647,147(2)
	Samstock/ZFT, L.L.C.	55,588(2)
	Samstock/Alpha, L.L.C.	55,587(2)
	Samuel Zell	197,444(2)
	Two North Riverside Plaza
	Chicago, Illinois 60606
Common	Lord, Abbett & Co. L.L.C.	4,670,623(3)	12.7%
	90 Hudson Street
	Jersey City, NJ 07302

(1)	According to Amended Schedule 13G, dated March 12, 2007, Ariel Capital Management LLC has sole power to vote 5,399,590 shares and sole power to dispose of 6,944,840 shares.

(2)	Samstock/SZRT, L.L.C. is a limited liability company whose sole member is the Samuel Zell Revocable Trust, of which Samuel Zell is the trustee and beneficiary. Samstock/ SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, L.L.C., a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. The trustee of all of the Zell Trusts is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such shares. The amounts shown include 1,000 shares held by Helen Zell Revocable Trust to which Mr. Zell disclaims beneficial ownership and 27,369 common stock units.

(3)	According to a Schedule 13G, dated February 12, 2007, Lord, Abbett & Co. L.L.C. has sole power to vote 4,415,188 shares and sole power to dispose of 4,670,623 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 2006, one of the Company’s large international customers requested delivery of cabling and network infrastructure products to support a project in a foreign country in which the Company did not have a presence. To support this customer, during the period from January 1, 2006 through December 29, 2006, the Company sold $1.3 million of products to an entity with a presence in the foreign country (the “Reseller”). The Reseller will resell such products to local contractors working on the project. Our Chairman, Samuel Zell, holds an indirect pecuniary interest in an entity which holds approximately 20 percent of the outstanding stock of the Reseller. As a result of this indirect pecuinary interest, Mr. Zell may be deemed to have an interest in the sales value of these transactions. Profits accruing to the benefit of the Reseller overall will be de minimis. It is expected that total sales to the Reseller over the life of the project will be approximately $2.5 million.

      David Grubbs, brother of Robert Grubbs, has an interest in Network Products Inc. and Structured Innovations Ltd., each of which acts as a manufacturer representative (together, the “Representatives”) to certain Company suppliers. The suppliers’ relationship with the Company predates their relationship with the Representatives. Although the Company is not a party to any arrangements between the Representatives and the Company’s suppliers, the Company is aware that the Representatives receive a commission from such suppliers on the Company’s sales of such suppliers’ products into certain regions. Total Company sales of these suppliers’ products in 2006 were approximately $113.4 million: Company sales into regions for which the Representatives receive a commission were approximately $22.0 million. It is expected that the sales will be of similar magnitude in 2007.

INDEPENDENT AUDITORS AND THEIR FEES

      The Audit Committee has selected Ernst & Young LLP for reappointment as independent auditors of the Company for 2007. Ernst & Young LLP (and predecessor firm) have audited the Company’s financial statements since 1980. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders.

Audit Fees

      Fees for audit services totaled approximately $3,061,500 in 2006 and approximately $2,818,700 in 2005, including fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, statutory audits of foreign subsidiaries, and the audit of management’s assessment and Report on Internal Control Over Financial Reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

      Fees for audit-related services totaled approximately $3,000 in 2006 and approximately $8,000 in 2005.

Tax Fees

      Fees for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled approximately $361,100 in 2006 and approximately $358,400 in 2005.

All Other Fees

      There were no fees for other services in 2006 or 2005.

Pre-Approval Policies and Procedures

      The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent auditors each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young, as opposed to another service provider for such services. Additional services may be provided without additional approval of the Audit Committee, so long as such services are pre-approved in the Audit Committee position statement, and the fees associated with such services do not exceed limits approved by the Audit Committee. Should the need arise to consider engaging Ernst & Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock filed all such reports on a timely basis during 2006.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 11, 2007 in order to be considered for inclusion in the Company’s Proxy Statement and Proxy relating to the 2008 Annual Meeting of Stockholders. In order for other business to be considered at the 2008 Annual Meeting of Stockholders, it must be received by the Company on or before April 2, 2008.

CONCLUSION

      The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 11, 2007

By Order of the Board of Directors

JOHN A. DUL, Secretary

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
NOW AVAILABLE

Anixter International Inc. (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company or the Company’s transfer agent, National City Bank, Cleveland, OH, that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.
To give your consent, mark the box located on the attached card below.

ê Please fold and detach card at perforation before mailing. ê

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. Unless otherwise specified, this proxy will be voted FOR the election of all nominees and FOR proposal 2.

1.	Election of the following nominees as directors:
	☐	FOR all nominees		☐ WITHHOLD AUTHORITY
	(except as marked to the contrary below).			to vote for all nominees listed below.
	Nominees:	Lord James Blyth	Linda Walker Bynoe	Robert L. Crandall	Robert W. Grubbs Jr.	F. Philip Handy	Melvyn N. Klein
		George Muñoz	Stuart M. Sloan	Thomas C. Theobald	Matthew Zell	Samuel Zell

(INSTRUCTIONS: Write the name of the nominee(s) from whom you are withholding your vote in this space.)

The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s Independent Auditors for fiscal 2007.

2.	Ratification of Ernst & Young LLP as Independent Auditors.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, such other matters as properly may come before the meeting or at any adjournment(s) thereof.

☐	Please check this box if you intend to be present at meeting.

☐	By checking this box, I consent to access future annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me.
(Please sign and date the proxy card on the reverse side.)

c/o National City Bank Corporate Trust Operations Locator 5352 P.O. Box 94509 Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê Please fold and detach card at perforation before mailing. ê

ANIXTER INTERNATIONAL INC. Proxy Solicited by and On Behalf of the Board of Directors
The undersigned hereby appoints John A. Dul, Dennis J. Letham and Robert W. Grubbs and each of them (with full power of substitution in each) proxies of the undersigned to vote at the Annual Meeting of Stockholders of Anixter International Inc. to be held at 9:00 A.M., Central time, May 17, 2007, at Two North Riverside Plaza, 24th Floor, Chicago, Illinois, and at any adjournment thereof, all of the shares of Common Stock of Anixter International Inc. in the name of the undersigned on the record date.

Dated:	,	2007

Signature

(Signature if held jointly)

IMPORTANT: Please date this proxy and sign exactly as your name appears hereon. If stock is held jointly, both holders should sign, Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.